S-3

                                Filed pursuant to Rule 424 (b)(2)
                                       Registration No. 333-40262

                     Prospectus Supplement
                               to
                Prospectus dated August 14, 2000

                         EUROGAS, INC.
               3,000,000 Shares of Common Stock

  This Prospectus Supplement supplements the Prospectus dated August 14, 2000 (the "Prospectus") of EuroGas, Inc. relating to the offer and sale by us of 12,000,000 shares of our common stock and by selling shareholders of 9,000,000 shares of our common stock. This Prospectus Supplement relates to the offer and sale of 3,000,000 shares of common stock by us at the price of $0.35 per share.
                       __________________

  We are placing the securities being offered pursuant to this Prospectus Supplement. We intend to use the proceeds from the sale of such shares of common stock for cancellation or repayment of accounts payable and long-term debt, working capital and general administrative purposes.


                                      Per Common      Total
                                      Share/Unit

Public Offering Price and Proceeds      $0.35       $1,050,000
to EuroGas



  Our shares of common stock are listed for trading on the Nasdaq
OTC Bulletin Board under the symbol "EUGS." The last sale price of a share of our common stock on the Nasdaq National Market on September 6, 2000 was $0.6562.

Consider carefully the risk factors beginning on page 9 in the Prospectus before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus and this Prospectus Supplement. Any representation to the contrary is a criminal offense.


   The date of this Prospectus Supplement is September 7, 2000.

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This Prospectus Supplement should be read in conjunction with the
Prospectus, and this Prospectus Supplement is qualified in its entirety by reference to the Prospectus except to the extent that the information contained herein modifies or supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein shall have the same meaning specified in the Prospectus.


                        USE OF PROCEEDS

     We intend to use the proceeds from our offer and sale of the securities described in this Prospectus Supplement for cancellation or repayment of accounts payable and long-term debt, working capital and general administrative purposes.

                      PLAN OF DISTRIBUTION

     We are offering the 3,000,000 shares of common stock subject to this Prospectus Supplement directly to purchasers for cash. For purchasers who are existing creditors of the Company, we may, at our discretion, accept cancellation of accounts payable and long-term debt in lieu of cash. No underwriter, agent or other person is entitled to receive any commission or similar compensation in connection with the offer and sale of such securities.